      TABLE>

ALLENERGY MARKETING COMPANY, L.L.C.
Statements of Consolidated Income
Periods Ended June 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

[CAPTION]


                         Quarter          Six Months
                         -------          ----------
[S]                    [C]     [C]

Revenues                    $82.9     $184.4
Cost of sales                    71.6     160.4
                         -----     ------
Gross margin                    11.3     24.0
                         -----     ------

Selling, general, and administrative:
     Salaries and benefits               7.8     14.5
     Selling and marketing               0.7     1.3
     Office expense                    3.0     5.6
     Depreciation and amortization               2.2     3.7
     Other                    1.1     2.1
                         -----     ------
          Total selling, general,
           and administrative               14.8     27.2

Other income               0.1     0.2
                         -----     ------
Pre-tax net income (loss)               $(3.4)     $ (3.0)
                         =====     ======



[/TABLE]